Exhibit 10.16

FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this "Fourth Amendment") is made and entered into by and between Precision Research Institute, LLC ("Tenant"), and 6201 Bonhomme, LP ("Landlord"), to be dated on and as of the date on which the Landlord executes this Fourth Amendment (the “Effective Date”).

WITNESSETH:

WHEREAS, Landlord and Tenant heretofore executed and entered into that certain Office Lease dated May 27, 2016 ("Original Lease”), as amended by Three amendments (the Original Lease as thereby amended collectively being herein referred as the "Lease"), pursuant to which Tenant currently leases from Landlord a total of approximately 3,529 rentable square feet, comprised of Suite 460 S (the "Premises") on the Fourth floor of the 6201 Bonhomme (the "Building") and being depicted on the attached floor plate as Exhibit "A"

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, renew the Premises, all as more particularly described below;

NOW, THEREFORE, for and in consideration of the premises contained herein, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby ratified and amended as follows:

1. With the exception of the terms specifically amended herein, the Lease shall remain in full force and effect in accordance with all its terms. In the event of any conflict between the terms of this Fourth Amendment and the terms of the Lease, the terms of this Fourth Amendment shall supersede and control.

2. Landlord and Tenant hereby agree to renew the Premises (as depicted on the attached Exhibit "A") for a term of Twenty- Four months commencing on the Fourth Amendment Commencement Date" upon and subject to all of the existing terms of the Lease, except as otherwise provided in this Fourth Amendment. The Fourth Amendment Commencement Date shall be July l, 2023

3 Effective on and as of the Fourth Amendment Commencement Date and continuing throughout the remainder of the Lease Term, the Basic Annual Rent payable with respect to the Premises is stipulated to be as follows

Rent Schedule
From	To	Months	$/SF-YR	Monthly	Cumulative
7/1/2023	8/31/2023	2	$0.00	$0.00	$0.00
09/01/2023	06/30/2024	10	$16.25	$4,778.85	$47,778.54
07/01/2024	06/30/2025	12	$16.75	$4,925.90	$59,110.75

4 Tenant’s CPI base index shall be Jul 1, 2023.

5 Tenant currently has $0.00 on file as a security deposit.

Landlord's address for Rent payments: PO Box 4737, Houston, Texas 77210-4737

Landlord's address for all purposes other than rent payments: 7324 Southwest Freeway, suite 1900, Houston, Texas 77074

All other provisions of the Lease shall remain the same.

1

Tenant Representation Letter

Information about Brokerage Services

Before working with a real estate broker, you should know that the duties of a broker depend on whom the broker represents. If you are a prospective seller or landlord (owner) or a prospective buyer or tenant (buyer), you should know that the broker who lists the property for sale or lease is the owner's agent A broker who acts as a subagent represents the owner in cooperation with the listing broker. A broker who acts as a buyer's agent represents the buyer. A broker may act as an intermediary between the parties if the parties consent in writing, A broker can assist you in locating a property, preparing a contract or lease, or obtaining financing without representing you. A broker is obligated by law to treat you honestly

IF THE BROKER REPRESENTS THE OWNER:

The broker becomes the owner's agent by entering into an agreement with the owner, usually through a written listing agreement, or by agreeing to act as a subagent by accepting an offer of sub agency from the listing broker. A subagent may work in a different real estate office. A listing broker or subagent can assist the buyer but does not represent the buyer and must place the interests of the owner first. The buyer should not tell the owner's agent anything the buyer would not want the owner to know because an owner's agent must disclose to the owner any material information known to the agent

IF THE BROKER REPRESENTS THE BUYER:

The broker becomes the buyer's agent by entering into an agreement to represent the buyer, usually through a written buyer representation agreement. A buyer's agent can assist the owner but does not represent the owner and must place the interests of the buyer first. The owner should not tell a buyer's agent anything the owner would not want the buyer to know because a buyer's agent must disclose to the buyer any material information known to the agent.

IF THE BROKER ACTS AS AN INTERMEDIARY:

A broker may act as an intermediary between the parties if the broker complies with The Texas Real Estate License Act, The broker must obtain the written consent of each party to the transaction to act as an intermediary. The written consent must state who will pay the broker and, in conspicuous bold or underlined print, set forth the broker's obligations as an intermediary, The broker is required to treat each party honestly and fairly and to comply with The Texas Real Estate License Act, A broker who acts as an intermediary in a transaction: (1) shall treat all parties honestly; (2) may not disclose that the owner will accept a price less than the asking price unless authorized in writing to do so by the owner; (3) may not disclose that the buyer will pay a price greater than the price submitted in a written offer unless authorized in writing to do so by the buyer; and (4) may not disclose any confidential information or any information that a party specifically instructs the broker in writing not to disclose unless authorized in writing to disclose the information or required to do so by The Texas Real Estate License Act or a court order or if the information materially relates to the condition of the property. With the parties' consent, a broker acting as an intermediary between the parties may appoint a person who is licensed under The Texas Real Estate License Act and associated with the broker to communicate with and carry out instructions of one party and another person who is licensed under that Act and associated with the broker to communicate with and carry out instructions of the other party. If you choose to have a broker represent you, you should enter into a written agreement with the broker that clearly establishes the broker's obligations and your obligations. The agreement should state how and by whom the broker will be paid. You have the right to choose the type of representation, if any, you wish to receive. Your payment of a fee to a broker does not necessarily establish that the broker represents you. If you have any questions regarding the duties and responsibilities of the broker, you should resolve those questions before proceeding

2

EXHIBIT “A”

6201 Bonhomme Rd Houston, TX. 77036 (Address)

Fourth 4th Floor)

3